EXHIBIT 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of biote Corp., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: June 15, 2023	325 CAPITAL MASTER FUND LP

	By:	325 Capital GP, LLC, its General Partner

	By:	/s/ Michael Braner
	Name:	Michael Braner
	Title:	Managing Member

325 CAPITAL GP, LLC

	By:	/s/ Michael Braner
	Name:	Michael Braner
	Title:	Managing Member

325 CAPITAL LLC

	By:	/s/ Michael Braner
	Name:	Michael Braner
	Title:	Managing Member

MICHAEL BRANER

	By:	/s/ Michael Braner
	Name:	Michael Braner

DANIEL FRIEDBERG

	By:	/s/ Daniel Friedberg
	Name:	Daniel Friedberg

ANIL SHRIVASTAVA

	By:	/s/ Anil Shrivastava
	Name:	Anil Shrivastava